Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – April 28, 2022 -- Ultralife Corporation (NASDAQ:  ULBI) reported an operating loss of $0.3 million on revenue of $30.4 million for the first quarter ended March 31, 2022.  For the first quarter of 2021, the Company reported operating income of $1.0 million on revenue of $26.0 million.

“Strong order flow in commercial end-markets, particularly medical and oil & gas, along with a lift from recently acquired Excell Battery Group (“Excell”), more than offset supply chain constraints that continued to delay our government/defense revenues, resulting in a 16.9% increase in total Company revenue.  Robust demand across the business boosted backlog at quarter end to approximately $92 million, of which approximately $74 million is due to ship in 2022 representing a 26% increase over the comparable backlog exiting 2021.  Notwithstanding very positive order flow and demand trends, rapid input cost inflation ahead of price realization and investments in engineering to advance our transformational new product development persisted in pressuring profitability,” said Michael D. Popielec, President and Chief Executive Officer.  “Looking forward, as we balance the impact of current supply chain disruptions, we continue to advance new product development initiatives, receive early acceptance of our new product rollouts, and transition new products to production, thereby retaining the view that our long-term profitable growth drivers, strategy, and expectations remain sound and achievable.”

First Quarter 2022 Financial Results

Revenue was $30.4 million, an increase of $4.4 million, or 16.9%, compared to $26.0 million for the first quarter of 2021.  Overall, commercial sales increased 62.1% and government/defense sales decreased 38.8% from the 2021 period.  Battery & Energy Products sales increased 31.8% to $29.2 million, compared to $22.1 million last year, reflecting the contribution of $6.4 million of Excell sales coupled with increases of 30.5% in industrial market sales,  20.0% in oil & gas market sales and 8.5% in medical battery sales, partially offset by a 24.1% decrease in government/defense sales.   Communications Systems sales decreased 68.3% to $1.2 million compared to $3.9 million for the same period last year, primarily due to lingering supply chain disruptions resulting in delays in our shipments to future periods.  Our total backlog exiting the first quarter grew to $91.9 million, with $73.8 million due to ship in 2022 which represents an increase of $15.3 million or 26.2% over the comparable backlog exiting the prior quarter and an increase of $39.0 million or 111.9% over that exiting the first quarter of 2021.

Gross profit was $7.0 million, or 22.9% of revenue, compared to $7.0 million, or 26.9% of revenue, for the same quarter a year ago.  Battery & Energy Products’ gross margin was 23.1%, compared to 24.6% last year, primarily due to supply chain disruptions including higher material and logistics costs, and continued investments in the transition of new products to high volume production.  Communications Systems gross margin was 19.4% compared to 39.9% last year, primarily due to lower factory volume due to delays in the timing of orders.

Operating expenses were $7.3 million compared to $6.0 million last year, an increase of 20.4%, reflecting $1.1 million for Excell, and our continued investment in engineering resources for new product development, including resources dedicated to the Conformal Wear Battery IDIQ contract awarded in May 2021.   Operating expenses were 23.9% of revenue compared to 23.2% of revenue for the year-earlier period.

Operating loss was $0.3 million compared to income of $1.0 million last year.   The operating loss for the first quarter of 2022 includes $0.1 million of acquisition accounting adjustments and one-time expenses related to the acquisition of Excell.

Net loss was $0.2 million or $0.01 per diluted share on a GAAP basis, compared to net income of $0.7 million or $0.04 per diluted share for the first quarter of 2021.  Including the one-time charges and interest expense on borrowings to help finance the acquisition and the use of non-cash deferred tax expense, Excell was accretive by approximately $0.02 of EPS for the quarter.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $1.1 million for the first quarter of 2022 or 3.6% of sales, compared to $2.0 million or 7.8% of sales for the year earlier period.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the impact of COVID-19 and related supply chain disruptions, potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances.  Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	March 31, 2022	December 31, 2021
Current Assets:
Cash	$6,050	$8,413
Trade Accounts Receivable, Net	22,909	20,232
Inventories, Net	36,380	33,189
Prepaid Expenses and Other Current Assets	3,803	4,690
Total Current Assets	69,142	66,524

Property, Plant and Equipment, Net	22,773	23,205
Goodwill	37,926	38,068
Other Intangible Assets, Net	17,043	17,390
Deferred Income Taxes, Net	11,804	11,472
Other Non-Current Assets	2,701	2,879
Total Assets	$161,389	$159,538

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$11,235	$9,823
Current Portion of Long-Term Debt	2,000	2,000
Accrued Compensation and Related Benefits	1,615	1,842
Accrued Expenses and Other Current Liabilities	5,165	5,259
Total Current Liabilities	20,015	18,924
Long-Term Debt, Net	19,981	18,857
Deferred Income Taxes, Net	2,178	2,254
Other Non-Current Liabilities	1,574	1,760
Total Liabilities	43,748	41,795

Shareholders' Equity:
Common Stock	2,056	2,052
Capital in Excess of Par Value	186,816	186,518
Accumulated Deficit	(48,000)	(47,832)
Accumulated Other Comprehensive Loss	(1,889)	(1,653)
Treasury Stock	(21,476)	(21,469)
Total Ultralife Equity	117,507	117,616
Non-Controlling Interest	134	127
Total Shareholders’ Equity	117,641	117,743

Total Liabilities and Shareholders' Equity	$161,389	$159,538

(1)

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31,	March 31,
	2022	2021
Revenues:
Battery & Energy Products	$29,150	$22,111
Communications Systems	1,223	3,862
Total Revenues	30,373	25,973

Cost of Products Sold:
Battery & Energy Products	22,429	16,675
Communications Systems	986	2,320
Total Cost of Products Sold	23,415	18,995

Gross Profit	6,958	6,978

Operating Expenses:
Research and Development	1,857	1,647
Selling, General and Administrative	5,396	4,379
Total Operating Expenses	7,253	6,026

Operating (Loss) Income	(295)	952

Other Expense	(117)	(56)
(Loss) Income Before Income Tax Provision	(412)	896

Income Tax (Benefit) Provision	(251)	217

Net (Loss) Income	(161)	679

Net Income Attributable to Non-Controlling Interest	(7)	(8)

Net (Loss) Income Attributable to Ultralife Corporation	$(168)	$671

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Basic	$(0.01)	$0.04

Net (Loss) Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$(0.01)	$0.04

Weighted Average Shares Outstanding – Basic	16,104	15,973

Weighted Average Shares Outstanding – Diluted	16,104	16,152

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to GAAP financial measures. We define Adjusted EBITDA as net income (loss) attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income (loss) attributable to Ultralife Corporation, the most comparable financial measure under GAAP.  Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income (loss) attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended
	March 31, 2022	March 31, 2021

Net (Loss) Income Attributable to Ultralife Corporation	$(168)	$671
Adjustments:
Interest Expense, Net	134	56
Income Tax (Benefit) Provision	(251)	217
Depreciation Expense	816	730
Amortization of Intangible Assets	328	154
Stock-Based Compensation Expense	189	184
Non-Cash Purchase Accounting Adjustment	55	-
Adjusted EBITDA	$1,103	$2,012

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com